Exhibit 23.2

Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-            ) and related Prospectus of Cambridge Display Technology, Inc. for the registration of 6,500,000 shares of common stock and to the incorporation by reference therein of our report dated March 7, 2005, with respect to the consolidated financial statements of Cambridge Display Technology, Inc. at December 31, 2004 and for each of the two years in the period then ended included in its 2005 annual report (Form 10-K) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, NY
June 9, 2006